Core-Mark Announces Third Quarter 2015 Financial Results

•	Sales Increased 8.9% to $3.0 Billion

•	Net Income was $15.1 Million & EPS was $0.65 per diluted share

•	Adjusted EBITDA Increased by 13.2% to $41.3 Million

•	The Company Adjusted its 2015 EPS Guidance for Expansion Activities, LIFO & Foreign Exchange Rates

•	Dividend Increased $0.03, or 23%, to $0.16 per share quarterly, or $0.64 per share annually.

South San Francisco, California - November 5, 2015 - Core-Mark Holding Company, Inc. (Nasdaq: CORE) ("the Company"), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2015.

“Core-Mark is having a very good year driven by significant market share gains and continued success in our core strategies. We remain focused on infrastructure investments to support our growth and integration efforts to prepare for Murphy USA and other customer account wins. We are excited about our future and continue to focus on additional market share gains, the execution of our core strategies and operational excellence,” said Thomas B. Perkins, President and Chief Executive Officer.

Third Quarter Results

Net sales increased 8.9% to $3.0 billion for the third quarter of 2015 compared to $2.7 billion for the same period in 2014. Excluding the impact of foreign currency fluctuations, net sales increased 11.3%. Non-cigarette sales increased 5.9% led by Food category sales, which increased 8.6%, driven primarily by the Company's core strategies. Cigarette sales increased 10.3% driven primarily by an increase in cigarette carton sales due mostly to market share gains.

Gross profit increased 13.3% to $171.6 million for the third quarter of 2015 compared to $151.4 million for the same period in 2014 driven primarily by increases in sales volume and margins, an $8.3 million cigarette tax stamp inventory holding gain and a $3.2 million reduction in LIFO expense. Gross profit in the third quarter of 2014 included $5.2 million of candy inventory holding gains and $2.3 million of other tobacco products ("OTP") tax refunds. Remaining gross profit increased 10.5% to $166.0 million driven primarily by higher sales and margins in the non-cigarette categories. Non-cigarette remaining gross profit margins increased 41 basis points to 12.57% driven in part by sales growth in the Food category and a sales shift towards other higher margin items. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2015	2014	% Change

Gross profit	$171.6	$151.4	13.3%
Cigarette inventory holding gains	(0.6)	(0.2)
Candy inventory holding gains	—	(5.2)
Cigarette tax stamp inventory holding gains	(8.3)	—
OTP tax items	—	(2.3)
LIFO expense	3.3	6.5
Remaining gross profit	$166.0	$150.2	10.5%

The Company’s operating expenses for the third quarter of 2015 were $146.2 million compared to $131.2 million for the same period in 2014. Operating expenses as a percentage of net sales were 4.9% for the third quarter of 2015 compared to 4.8% for the third quarter of 2014. The increase in operating expenses in the third quarter of 2015 includes approximately $4.5 million of incremental expenses from the Company's new Ohio division and the addition of Karrys Bros. acquired earlier in 2015. In addition, operating expenses in the third quarter this year were impacted by increases in the amount of cubic feet of product handled, incremental customer deliveries, investment spending to support our growth and $0.9 million related to the lump sum settlement of pension liabilities.

Net income for the third quarter of 2015 was $15.1 million compared to $13.7 million for the same period in 2014. Adjusted EBITDA increased 13.2% to $41.3 million in the third quarter of 2015 compared to $36.5 million in the third quarter of 2014. The increases in net income and Adjusted EBITDA for the third quarter of 2015 were driven primarily by an increase in gross profit. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2015	2014	% Change

Net income	$15.1	$13.7	10.2%
Interest expense, net (1)	0.5	0.4
Provision for income taxes	9.1	6.3
Depreciation & amortization	9.9	8.3
LIFO expense	3.3	6.5
Stock-based compensation expense	2.7	1.5
Foreign currency transaction losses (gains), net	0.7	(0.2)
Adjusted EBITDA	$41.3	$36.5	13.2%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted earnings per-share ("EPS") were $0.65 for the third quarter of 2015 compared to $0.59 for the third quarter of 2014. Excluding LIFO expenses, diluted EPS were $0.73 for the third quarter of 2015 compared to $0.76 for the third quarter of 2014. EPS compared to prior year was impacted by foreign currency transaction losses and a $1.2 million reduction in tax benefits that increased our effective tax rate.  In addition, per-share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

First Nine Months of 2015

Net sales increased 7.6% to $8.3 billion for the first nine months of 2015 compared to $7.7 billion for the same period in 2014. Excluding the impact of foreign currency fluctuations, net sales increased 9.5%. This growth was driven primarily by an increase in cigarette carton sales, including market share gains, an increase in cigarette prices and an increase in non-cigarette sales. Non-cigarette sales grew 6.7% while cigarette sales increased 8.0%.

Gross profit increased 11.6% to $467.8 million for the first nine months of 2015 compared to $419.1 million for the same period in 2014. Remaining gross profit increased 9.6% to $461.5 million driven by a 10.0% increase in non-cigarette remaining gross profit compared to the same period last year and an 8.3% increase in cigarette remaining gross profit. Non-cigarette remaining gross profit margin increased 39 basis points to 12.57% driven primarily by sales growth in the Food category and a sales shift towards higher margin items. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2015	2014	% Change

Gross profit	$467.8	$419.1	11.6%
Cigarette inventory holding gains	(5.4)	(4.0)
Candy inventory holding gains	—	(5.2)
Cigarette tax stamp inventory holding gains	(8.3)	—
OTP tax items	(1.8)	(2.3)
LIFO expense	9.2	13.6
Remaining gross profit	$461.5	$421.2	9.6%

The Company’s operating expenses for the first nine months of 2015 were $410.3 million compared to $373.8 million for the same period of 2014. Operating expenses as a percentage of net sales were 5.0% for the first nine months of 2015 and 4.9% for the first nine months of 2014. The increase in operating expenses this year compared to last year, included $13.6 million of incremental expenses from the Company's new Ohio division and the addition of Karrys Bros. acquired earlier in 2015. In addition, increases in the amount of cubic feet of product handled, incremental customer deliveries and investment spending to support our growth contributed to higher operating costs for the first nine months of 2015.

Net income for the first nine months of 2015 was $33.8 million compared to $28.1 million for the same period in 2014. Adjusted EBITDA increased 17.4% to $101.7 million in the first nine months of 2015 compared to $86.6 million in the first nine months of 2014. The increase in net income for the first nine months of 2015 was driven primarily by an increase in gross profit. The components of Adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2015	2014	% Change

Net income	$33.8	$28.1	20.3%
Interest expense, net (1)	1.5	1.4
Provision for income taxes	20.9	15.8
Depreciation & amortization	28.3	23.4
LIFO expense	9.2	13.6
Stock-based compensation expense	6.7	4.3
Foreign currency transaction losses, net	1.3	—
Adjusted EBITDA	$101.7	$86.6	17.4%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted EPS were $1.45 for the first nine months of 2015 compared to $1.21 for the same period in 2014. Excluding LIFO expenses, diluted EPS were $1.69 for the first nine months of 2015 compared to $1.57 for the same period in 2014, a 7.6% increase. Per-share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

Dividend

Core-Mark also announced today its Board of Directors has approved a $0.16 cash dividend per common share for the fourth quarter, or $0.64 annually, an increase of $0.03 per quarter from the prior dividend. The dividend for the three months ended September 30, 2015 is payable on December 15, 2015 to stockholders of record as of the close of business on November 20, 2015.

Guidance for 2015

The Company has reiterated its net sales and Adjusted EBITDA guidance for the full year of 2015. Net sales are expected to be between $11.0 billion and $11.2 billion and Adjusted EBITDA is expected to be between $133.0 million and $136.0 million.

The Company has adjusted its diluted EPS guidance for the full year due to higher than expected foreign currency transaction losses, additional expansion costs related to onboarding its large customer wins, offset by a reduction in LIFO expense.  Reflecting the aforementioned items, diluted EPS is now expected to be between $2.08 and $2.15, previously $2.03 to $2.10 and diluted EPS, excluding LIFO expense, are now expected to be between $2.40 and $2.47, previously $2.45 to $2.52. Management still anticipates a tax rate of approximately 38%. Diluted shares outstanding are now expected to be 23.3 million, previously 23.4 million and LIFO expense is estimated to be approximately $12 million, previously $16 million.

The Company reaffirmed capital expenditure estimates for 2015 of approximately $35 million, which will be utilized for expansion projects and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, November 5, 2015 at 9:00 a.m. Pacific time during which management will review the results of the third quarter of 2015. The call may be accessed by dialing 1-800-588-4973 using the code 40899613. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted earnings per share excluding LIFO expense, Adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2015 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on qualified labor, our senior management and other key personnel; attempts by unions to organize our employees; increasing expenses related to employee health benefits; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; changes to accounting rules or regulations; and compliance with governmental regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 37,500 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$9.4	$14.4
Restricted cash	9.7	13.0
Accounts receivable, net of allowance for doubtful accounts of $10.9 and $10.8 as of September 30, 2015 and December 31, 2014, respectively	278.6	245.3
Other receivables, net	63.9	61.5
Inventories, net	350.1	417.8
Deposits and prepayments	58.0	43.7
Deferred income taxes	9.1	8.4
Total current assets	778.8	804.1
Property and equipment, net	157.1	148.9
Goodwill	22.9	22.9
Other intangible assets, net	28.4	22.6
Other non-current assets, net	29.6	31.1
Total assets	$1,016.8	$1,029.6
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$148.1	$128.4
Book overdrafts	28.0	29.1
Cigarette and tobacco taxes payable	170.9	187.3
Accrued liabilities	108.1	93.4
Deferred income taxes	0.2	0.3
Total current liabilities	455.3	438.5
Long-term debt	19.4	68.2
Deferred income taxes	16.6	16.2
Other long-term liabilities	11.5	11.9
Claims liabilities	27.7	27.5
Pension liabilities	8.2	6.0
Total liabilities	538.7	568.3
Contingencies
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 25,970,413 and 25,847,269 shares issued; 23,054,835 and 23,080,110 shares outstanding at September 30, 2015 and December 31, 2014, respectively)	0.3	0.3
Additional paid-in capital	269.7	263.8
Treasury stock at cost (2,915,578 and 2,767,159 shares of common stock at September 30, 2015 and December 31, 2014, respectively)	(61.6)	(52.6)
Retained earnings	286.1	261.4
Accumulated other comprehensive loss	(16.4)	(11.6)
Total stockholders’ equity	478.1	461.3
Total liabilities and stockholders’ equity	$1,016.8	$1,029.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$2,991.6	$2,747.4	$8,254.3	$7,671.5
Cost of goods sold	2,820.0	2,596.0	7,786.5	7,252.4
Gross profit	171.6	151.4	467.8	419.1
Warehousing and distribution expenses	92.8	83.5	260.9	236.9
Selling, general and administrative expenses	52.8	47.0	147.6	134.9
Amortization of intangible assets	0.6	0.7	1.8	2.0
Total operating expenses	146.2	131.2	410.3	373.8
Income from operations	25.4	20.2	57.5	45.3
Interest expense	(0.6)	(0.5)	(1.9)	(1.8)
Interest income	0.1	0.1	0.4	0.4
Foreign currency transaction gains (losses), net	(0.7)	0.2	(1.3)	—
Income before income taxes	24.2	20.0	54.7	43.9
Provision for income taxes	(9.1)	(6.3)	(20.9)	(15.8)
Net income	$15.1	$13.7	$33.8	$28.1
Basic net income per common share (1)	$0.65	$0.59	$1.46	$1.22
Diluted net income per common share (1)	$0.65	$0.59	$1.45	$1.21
Basic weighted-average shares	23.1	23.1	23.1	23.1
Diluted weighted-average shares	23.3	23.3	23.3	23.2

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities:
Net income	$33.8	$28.1
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	9.2	13.4
Amortization of debt issuance costs	0.2	0.2
Stock-based compensation expense	6.7	4.3
Bad debt expense, net	1.1	1.3
Depreciation and amortization	28.3	23.4
Foreign currency transaction losses, net	1.3	—
Deferred income taxes	(0.3)	1.5
Changes in operating assets and liabilities:
Accounts receivable, net	(33.3)	(32.5)
Other receivables, net	(3.3)	(2.5)
Inventories, net	53.9	34.6
Deposits, prepayments and other non-current assets	(18.0)	(10.4)
Excess tax deductions associated with stock-based compensation	(2.0)	(2.4)
Accounts payable	22.3	23.6
Cigarette and tobacco taxes payable	(10.2)	(18.0)
Pension, claims, accrued and other long-term liabilities	16.2	4.9
Net cash provided by operating activities	105.9	69.5
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(8.0)	—
Change in restricted cash	3.3	0.4
Additions to property and equipment, net	(24.7)	(24.1)
Capitalization of software and related development costs	(7.5)	(3.2)
Proceeds from sale of fixed assets	0.3	—
Net cash used in investing activities	(36.6)	(26.9)
Cash flows from financing activities:
Repayments under revolving credit facility, net	(50.6)	(17.7)
Dividends paid	(9.1)	(7.7)
Payments on capital leases	(1.6)	(1.3)
Repurchases of common stock	(9.0)	(5.3)
Proceeds from exercise of common stock options	0.3	1.9
Tax withholdings related to net share settlements of restricted stock units	(3.2)	(1.4)
Excess tax deductions associated with stock-based compensation	2.0	2.4
Increase (decrease) in book overdrafts	(1.1)	0.5
Net cash used in financing activities	(72.3)	(28.6)
Effects of changes in foreign exchange rates	(2.0)	(0.8)
Change in cash and cash equivalents	(5.0)	13.2
Cash and cash equivalents, beginning of period	14.4	11.0
Cash and cash equivalents, end of period	$9.4	$24.2
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net	$21.1	$15.4
Interest	$1.0	$0.7
Non-cash capital lease obligations incurred	$5.2	$4.7
Unpaid property and equipment purchases included in accrued liabilities	$1.5	$7.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2015 (a)(b)	2014 (a)(b)	% Change	2015 (a)(b)	2014 (a)(b)	% Change
Net income	$15.1	$13.7	10.2%	$33.8	$28.1	20.3%
Diluted shares	23.3	23.3		23.3	23.2
Diluted EPS	$0.65	$0.59	10.2%	$1.45	$1.21	19.8%
LIFO expense	0.08	0.17		0.24	0.36
Diluted EPS excluding LIFO expense	$0.73	$0.76	(3.9)%	$1.69	$1.57	7.6%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.02	$0.01		$0.13	$0.10
Candy inventory holding gains (2)	—	0.14		—	0.14
Cigarette tax stamp inventory holding gains (3)	0.21	—		0.21	—
Net OTP tax items (4)	—	0.05		0.04	0.05
Business expansion and integration costs (5)	(0.01)	(0.02)		(0.04)	(0.02)
Pension liability settlement (6)	(0.02)	—		(0.02)	—
Tax items (7)	0.02	0.07		0.01	0.07
Foreign exchange losses (8)	(0.03)	—		(0.02)	—

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a normal tax rate of approximately 38.8% and 39.3% for the three and nine months ended September 30, 2015 and 2014, respectively.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $0.6 million and $5.4 million for the three and nine months ended September 30, 2015, respectively, versus $0.2 million and $4.0 million for the three and nine months ended September 30, 2014, respectively.

(2) Candy inventory holding gains
Candy inventory holding gains were $5.2 million for both the three and nine months ended September 30, 2014.
(3) Cigarette tax stamp inventory holding gains
During both the three and nine months ended September 30, 2015, the Company recorded $8.3 million of inventory holding gains and associated operating costs of approximately $0.4 million, relating to the increase in cigarette excise taxes in certain jurisdictions.

(4) Net OTP tax items
There was no OTP tax refund for the three months ended September 30, 2015. During the nine months ended September 30, 2015 the Company recognized OTP tax refunds of $1.8 million related to prior years’ taxes and associated expenses of $0.1 million. For both the three and nine months ended September 30, 2014, the Company recognized OTP tax refunds of $2.3 million related to prior years’ taxes and associated expenses of $0.3 million.

(5) Business expansion and integration costs
During the three and nine months ended September 30, 2015 the Company incurred approximately $0.4 million and $1.5 million, respectively, in business expansion and integration expenses. During both the three and nine months ended September 30, 2014 we incurred $0.9 million in business expansion and integration expenses.

(6) Pension liability settlement
For the three and nine months ended September 30, 2015 the Company recorded a settlement charge of $0.9 million related to lump sum payments made to plan participants in lieu of future pension benefits.

(7) Tax items
The provision for income taxes for both the three and nine months ended September 30, 2015 included a net benefit of $0.4 million related primarily to adjustments of prior years' estimates. The provision for income taxes for both the three and nine months ended September 30, 2014 included a net benefit of $1.6 million related primarily to adjustments of prior years' estimates and the expiration of the statute of limitations for uncertain tax positions.

(8) Foreign exchange losses
During the three and nine months ended September 30, 2015 the Company recognized foreign exchange transaction losses of $0.7 million and $1.3 million, respectively. The Company recognized a foreign exchange transaction gain of $0.2 million for the three month period ended September 30, 2014.